Exhibit 21

                         SUBSIDIARIES OF THE REGISTRANT

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

                                             State or Jurisdiction
         Name of Subsidiary                    of Incorporation
         ------------------                  ---------------------
         Infonautics Corporation                Pennsylvania
            Infoprop, Inc.                      Pennsylvania
         Infoloans, Inc.                        Delaware




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